EXHIBIT 4.4


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                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  PROCEPT, INC.

         PROCEPT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Procept, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

                  VOTED: That the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of Common Stock with a par value of $0.01 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $0.01 per share. At the time this amendment becomes effective, each ten (10) shares of the Common Stock, $0.01 par value per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into one fully paid and nonassessable share of Common Stock, $0.01 par value of the corporation as herein authorized. Each outstanding stock certificate of this Corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock, par value shall thereafter represent the number of whole shares of Common Stock, $0.01 par value per share, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by ten (10) and rounding such number up to the next whole integer. The amount of capital represented by the new shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Cent ($.01) from the capital account of the Common Stock to the additional paid in capital account for each new share issued (except for new shares issued as the result of rounding up fractional shares in which case no capital adjustment shall be made), such transfer to be made at such time. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock. There shall be designated as capital in respect of such new shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, $0.01 par value per share, duly endorsed, at the office of the Corporation or its agent for such purpose, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, $0.01 par value per share, to which such holder shall be entitled as aforesaid."

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         SECOND: Thereafter, pursuant to resolutions of the Corporation's Board of Directors, the amendment was submitted to the stockholders of the Corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: The said amendment is to become effective at 12:01 a.m., Eastern Daylight Time, on Monday, June 1, 1998.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its duly authorized officers, as of this 19th day of May, 1998.

                                                  PROCEPT, INC.


                                                  By: /s/ John F. Dee
                                                      ----------------------
                                                      John F. Dee, President


Attest:

/s/ Lynnette C. Fallon
-----------------------------
Lynnette C. Fallon, Secretary